UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 5, 2008

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Director Equity Compensation Program

On February 5, 2008, the Compensation Committee and Board of Directors of MPC Corporation (“MPC”) approved a revised compensation program regarding cash and equity compensation for non-employee members of the Board of Directors.

For 2008, members of the Board of Directors will receive annual cash compensation of $28,000 for service on the Board. In addition (a) the Chairman of the Audit and Corporate Governance Committee (the “Audit Committee”) will receive $25,000 in annual cash compensation, and (b) members of the Audit Committee will receive $12,000 in annual cash compensation. The chairs and members of the Compensation and Nominating Committees do not receive additional compensation for service on such committees.

In 2007, members of the Board of Directors received annual cash compensation of $20,000, with an additional $10,000 and $20,000 for members and the Chairman, respectively, of the Audit Committee.

In addition to cash compensation, non-employee Board members will receive an annual grant of restricted stock units (“RSUs”) equal in value to their annual cash compensation for service on the Board and Audit Committee. The number of RSUs to be issued annually under the program will be determined by dividing the director’s annual cash compensation by the closing trading price of the Company’s common stock on the first trading day of each calendar year. These RSUs will vest one third on the date of the grant, one third on the first anniversary of the grant, and one third on the second anniversary of the grant. The grants of these RSUs will be effective only after the annual approval thereof by the Board of Directors.

For 2008, non-employee members of the Board of Directors received grants of RSUs as follows: David A. Young, 85,484 RSUs; Kent L. Swanson, 64,516 RSUs; and Eric D. Murphy, 64,516 RSUs.

Cash and equity compensation of members of the Board of Directors is subject to modification from time to time as approved by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: February 11, 2008	By: /s/ Curtis M. Akey Curtis Akey Vice President & Chief Financial Officer